                                                                   EXHIBIT 99(a)

                    McNair, McLemore, Middlebrooks & Co., LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
               A PARTNERSHIP INCLUDING A PROFESSIONAL CORPORATION

RALPH S. McLEMORE, SR., C.P.A. (1963-1977)                  389 MULBERRY STREET
SIDNEY B. McNAIR, C.P.A. (1954-1992)                        POST OFFICE BOX ONE
                                                           MACON, GEORGIA 31202
SIDNEY E. MIDDLEBROOKS, C.P.A., P.C.                          (478) 746-6277
RAY C. PEARSON, C.P.A.                                      FAX (478) 741-8353
J. RANDOLPH NICHOLS, C.P.A.
WILLIAM H. EPPS, JR., C.P.A.                              1117 MORNINGSIDE DRIVE
RAYMOND A. PIPPIN, JR., C.P.A.                             POST OFFICE BOX 1287
JERRY A. WOLFE, C.P.A.                                        PERRY, GA 31069
W. E. BARFIELD, JR., C.P.A.                                   (478) 987-0947
HOWARD S. HOLLEMAN, C.P.A.                                  FAX (478) 987-0526
F. GAY McMICHAEL, C.P.A.
RICHARD A. WHITTEN, JR., C.P.A.
ELIZABETH WARE HARDIN, C.P.A.
CAROLINE E. GRIFFIN, C.P.A.
RONNIE K. GILBERT, C.P.A.
RON C. DOUTHIT, C.P.A.

                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Colony Bankcorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

                                       McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

Macon, Georgia
February 8, 2002

                     COLONY BANKCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31

                                     ASSETS

                                                                   2001           2000
                                                               ------------   ------------
Cash and Balances Due from Depository Institutions             $ 29,194,528   $ 18,594,312
                                                               ------------   ------------

Federal Funds Sold                                               30,997,651     21,675,000
                                                               ------------   ------------

Investment Securities
  Available for Sale, at Fair Value                              77,285,534     68,612,542
  Held to Maturity, at Cost (Fair Value of $147,594 and
    $290,732 as of December 31, 2001 and 2000, Respectively)        147,594        293,020
                                                               ------------   ------------

                                                                 77,433,128     68,905,562
                                                               ------------   ------------

Federal Home Loan Bank Stock, at Cost                             2,213,600      1,609,700
                                                               ------------   ------------

Loans Held for Sale                                               3,864,603      1,512,683
                                                               ------------   ------------

Loans                                                           456,055,555    388,006,830
  Allowance for Loan Losses                                      (6,158,841)    (5,661,315)
  Unearned Interest and Fees                                         (3,454)        (3,954)
                                                               ------------   ------------

                                                                449,893,260    382,341,561
                                                               ------------   ------------

Premises and Equipment                                           14,625,258     14,047,269
                                                               ------------   ------------

Other Real Estate                                                 1,554,002        349,121
                                                               ------------   ------------

Other Assets                                                     11,798,953     10,867,389
                                                               ------------   ------------

Total Assets                                                   $621,574,983   $519,902,597
                                                               ============   ============

The accompanying notes are an integral part of these balance sheets.

                     COLONY BANKCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                2001           2000
                                                            ------------   ------------
Deposits
  Noninterest-Bearing                                       $ 45,966,699   $ 38,648,547
  Interest-Bearing                                           482,050,490    411,363,397
                                                            ------------   ------------

                                                             528,017,189    450,011,944
                                                            ------------   ------------

Borrowed Money
  Federal Funds Purchased                                        251,000             --
  Other Borrowed Money                                        46,928,866     25,085,719
                                                            ------------   ------------

                                                              47,179,866     25,085,719
                                                            ------------   ------------

Other Liabilities                                              4,407,125      4,594,801
                                                            ------------   ------------

Stockholders' Equity
  Common Stock, Par Value $1 a Share; Authorized
    20,000,000 Shares, Issued 4,445,526 and 4,440,276
    Shares as of December 31, 2001 and 2000, Respectively      4,445,526      4,440,276
  Paid-In Capital                                             21,650,203     21,602,953
  Retained Earnings                                           18,247,876     14,436,056
  Restricted Stock - Unearned Compensation                       (58,625)       (47,250)
  Accumulated Other Comprehensive Income, Net of Tax             347,592       (221,902)
                                                            ------------   ------------

                                                              44,632,572     40,210,133
  Less Treasury Stock (204,838 Shares in 2001), at Cost       (2,661,769)            --
                                                            ------------   ------------

                                                              41,970,803     40,210,133
                                                            ------------   ------------

Total Liabilities and Stockholders' Equity                  $621,574,983   $519,902,597
                                                            ============   ============

The accompanying notes are an integral part of these balance sheets.

                     COLONY BANKCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                         FOR THE YEARS ENDED DECEMBER 31

                                                         2001          2000          1999
                                                      -----------   -----------   -----------
Interest Income
  Loans, Including Fees                               $40,334,574   $36,332,732   $28,344,263
  Federal Funds Sold                                      691,375     1,128,886       602,017
  Deposits with Other Banks                                59,971       127,820       467,316
  Investment Securities
    U. S. Government Agencies                           4,068,029     3,253,912     3,212,869
    State, County and Municipal                           356,342       355,909       428,278
    Other Investments                                     274,782       465,200        62,328
  Dividends on Other Investments                           98,737        93,348       143,245
                                                      -----------   -----------   -----------

                                                       45,883,810    41,757,807    33,260,316
                                                      -----------   -----------   -----------
Interest Expense
  Deposits                                             23,658,958    20,373,735    15,972,709
  Federal Funds Purchased                                  13,722        17,966        16,198
  Borrowed Money                                        2,066,934     1,873,008     1,125,446
                                                      -----------   -----------   -----------

                                                       25,739,614    22,264,709    17,114,353
                                                      -----------   -----------   -----------

Net Interest Income                                    20,144,196    19,493,098    16,145,963

  Provision for Loan Losses                             1,853,500     2,279,810     1,166,000
                                                      -----------   -----------   -----------

Net Interest Income After Provision for Loan Losses    18,290,696    17,213,288    14,979,963
                                                      -----------   -----------   -----------

Noninterest Income
  Service Charges on Deposits                           2,915,866     2,566,669     2,269,836
  Other Service Charges, Commissions and Fees             529,924       413,930       673,506
  Securities Gains                                        387,329            --            --
  Other                                                   693,945       510,691       176,375
                                                      -----------   -----------   -----------

                                                        4,527,064     3,491,290     3,119,717
                                                      -----------   -----------   -----------
Noninterest Expenses
  Salaries and Employee Benefits                        8,547,426     7,463,278     6,450,944
  Occupancy and Equipment                               2,619,812     2,277,178     2,049,777
  Directors' Fees                                         411,924       362,084       354,986
  Securities Losses                                            --       494,343         2,115
  Legal and Professional Fees                             363,518       306,104       255,644
  Other Real Estate Expense                                35,129        32,232       113,568
  Other                                                 3,529,352     3,069,305     2,789,965
                                                      -----------   -----------   -----------

                                                       15,507,161    14,004,524    12,016,999
                                                      -----------   -----------   -----------

Income Before Income Taxes                              7,310,599     6,700,054     6,082,681

Income Taxes                                            2,444,143     2,187,189     1,902,464
                                                      -----------   -----------   -----------

Net Income                                            $ 4,866,456   $ 4,512,865   $ 4,180,217
                                                      ===========   ===========   ===========

Net Income Per Share of Common Stock
  Basic                                               $      1.10   $      1.02   $      0.94
                                                      ===========   ===========   ===========

  Diluted                                             $      1.10   $      1.02   $      0.94
                                                      ===========   ===========   ===========

Weighted Average Shares Outstanding                     4,422,472     4,439,014     4,435,026
                                                      ===========   ===========   ===========

The accompanying notes are an integral part of these statements.

                     COLONY BANKCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                         FOR THE YEARS ENDED DECEMBER 31

                                               2001         2000         1999
                                            ----------   ----------   -----------

Net Income                                  $4,866,456   $4,512,865   $ 4,180,217
                                            ----------   ----------   -----------

Other Comprehensive Income, Net of Tax
  Gains (Losses) on Securities
    Arising During the Year                    825,131    1,180,392    (1,646,355)
  Reclassification Adjustment                 (255,637)     326,266         1,396
                                            ----------   ----------   -----------

  Unrealized Gains (Losses) on Securities      569,494    1,506,658    (1,644,959)
                                            ----------   ----------   -----------

Comprehensive Income                        $5,435,950   $6,019,523   $ 2,535,258
                                            ==========   ==========   ===========

The accompanying notes are an integral part of these statements.

                     COLONY BANKCORP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                  Shares        Common        Paid-In      Retained
                                                  Issued        Stock         Capital      Earnings
                                                 ---------   ------------   -----------   -----------
Balance, December 31, 1998                       2,217,513   $ 22,175,130   $ 1,579,711   $ 9,425,045

  Change in Par Value of Common Stock                         (19,957,617)   19,957,617
  100 Percent Stock Dividend                     2,217,513      2,217,513                  (2,217,513)
  Unrealized Loss on Securities
    Available for Sale, Net of Tax
    Benefit of ($817,220)
  Dividends Paid                                                                             (620,905)
  Net Income                                                                                4,180,217
                                                 ---------   ------------   -----------   -----------
Balance, December 31, 1999                       4,435,026      4,435,026    21,537,328    10,766,844

  Common Stock Granted                               5,250          5,250        65,625
  Amortization of Unearned Compensation
  Unrealized Gain on Securities
    Available for Sale, Net of Tax of $749,583
  Dividends Paid                                                                             (843,653)
  Net Income                                                                                4,512,865
                                                 ---------   ------------   -----------   -----------
Balance, December 31, 2000                       4,440,276      4,440,276    21,602,953    14,436,056

  Purchase of Treasury Stock (204,838 Shares)
  Common Stock Granted                               5,250          5,250        47,250
  Amortization of Unearned Compensation
  Unrealized Gain on Securities
    Available for Sale, Net of Tax of $293,863
  Dividends Paid                                                                           (1,054,636)
  Net Income                                                                                4,866,456
                                                 ---------   ------------   -----------   -----------
Balance, December 31, 2001                       4,445,526   $  4,445,526   $21,650,203   $18,247,876
                                                 =========   ============   ===========   ===========

                                                  Restricted     Accumulated
                                                    Stock -         Other
                                                   Unearned     Comprehensive    Treasury
                                                 Compensation       Income         Stock         Total
                                                 ------------   -------------   -----------   -----------
Balance, December 31, 1998                         $     --      $   (83,601)   $        --   $33,096,285

  Change in Par Value of Common Stock                                                                  --
  100 Percent Stock Dividend                                                                           --
  Unrealized Loss on Securities
    Available for Sale, Net of Tax
    Benefit of ($817,220)                                         (1,644,959)                  (1,644,959)
  Dividends Paid                                                                                 (620,905)
  Net Income                                                                                    4,180,217
                                                   --------      -----------    -----------   -----------
Balance, December 31, 1999                               --       (1,728,560)            --    35,010,638

  Common Stock Granted                              (70,875)                                           --
  Amortization of Unearned Compensation              23,625                                        23,625
  Unrealized Gain on Securities
    Available for Sale, Net of Tax of $749,583                     1,506,658                    1,506,658
  Dividends Paid                                                                                 (843,653)
  Net Income                                                                                    4,512,865
                                                   --------      -----------    -----------   -----------
Balance, December 31, 2000                          (47,250)        (221,902)            --    40,210,133

  Purchase of Treasury Stock (204,838 Shares)                                    (2,661,769)   (2,661,769)
  Common Stock Granted                              (52,500)                                           --
  Amortization of Unearned Compensation              41,125                                        41,125
  Unrealized Gain on Securities
    Available for Sale, Net of Tax of $293,863                       569,494                      569,494
  Dividends Paid                                                                               (1,054,636)
  Net Income                                                                                    4,866,456
                                                   --------      -----------    -----------   -----------
Balance, December 31, 2001                         $(58,625)     $   347,592    $(2,661,769)  $41,970,803
                                                   ========      ===========    ===========   ===========

The accompanying notes are an integral part of these statements.

                     COLONY BANKCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31

                                                                              2001            2000            1999
                                                                          ------------    ------------    ------------
Cash Flows from Operating Activities
  Net Income                                                              $  4,866,456    $  4,512,865    $  4,180,217
  Adjustments to Reconcile Net Income to Net
    Cash Provided from Operating Activities
      Depreciation                                                           1,400,584       1,280,312       1,168,173
      Amortization and Accretion                                               295,479         100,135         176,335
      Provision for Loan Losses                                              1,853,500       2,279,810       1,166,000
      Deferred Income Taxes                                                   (322,733)       (396,917)       (211,637)
      Securities (Gains) Losses                                               (387,329)        494,343           2,115
      (Gain) Loss on Sale of Equipment                                          17,095         (74,923)        (12,305)
      (Gain) Loss on Sale of Other Real Estate and Repossessions                29,895          (4,872)        (19,651)
      Other Real Estate Writedown                                                   --              --          23,000
      Change In
        Interest Receivable                                                    347,235      (1,024,025)         13,075
        Prepaid Expenses                                                      (122,123)       (179,324)         39,808
        Interest Payable                                                      (110,251)        453,009         261,657
        Accrued Expenses and Accounts Payable                                    6,116         321,238         198,665
        Other                                                                 (555,133)       (351,018)        (55,757)
                                                                          ------------    ------------    ------------

                                                                             7,318,791       7,410,633       6,929,695
                                                                          ------------    ------------    ------------
Cash Flows from Investing Activities
  Interest-Bearing Deposits in Other Banks                                  (6,962,881)      3,802,024      (5,657,411)
  Purchase of Investment Securities
    Available for Sale                                                     (64,170,353)    (28,709,259)    (32,344,903)
      Held to Maturity                                                        (125,000)             --              --
  Proceeds from Sale of Investment Securities
    Available for Sale                                                      23,854,260      17,480,023       2,376,183
  Proceeds from Maturities, Calls and Paydowns
    Of Investment Securities
      Available for Sale                                                    32,837,415       4,653,291      35,081,355
      Held to Maturity                                                         151,729         814,578         604,197
  Proceeds from Sale of Premises and Equipment                                 230,961         230,125          22,242
  Net Loans to Customers, Net of Loans Received in Business Acquisition    (73,464,265)    (75,493,775)    (65,211,495)
  Purchase of Premises and Equipment, Net of Property and Equipment
    Received in Business Acquisition                                        (2,226,629)     (2,632,908)     (2,339,296)
  Other Real Estate and Repossessions                                          425,866       1,102,562       1,481,408
  Cash Surrender Value of Life Insurance                                       (77,021)        (56,054)        (61,481)
  Cash Used in Business Acquisition, Net                                            --        (111,687)             --
  Federal Home Loan Bank Stock                                                (603,900)       (184,100)        668,000
  Investment in Other                                                         (600,000)             --              --
                                                                          ------------    ------------    ------------

                                                                           (90,729,818)    (79,105,180)    (65,381,201)
                                                                          ------------    ------------    ------------
Cash Flows from Financing Activities
  Interest-Bearing Customer Deposits                                        70,687,094      70,633,231      39,200,292
  Noninterest-Bearing Customer Deposits                                      7,318,152       4,928,450       4,504,459
  Proceeds from Borrowed Money                                              30,064,296       9,697,611      10,700,000
  Dividends Paid                                                            (1,066,611)       (754,634)       (576,556)
  Principal Payments on Borrowed Money                                      (8,221,149)     (6,578,694)     (3,254,069)
  Federal Funds Purchased                                                      251,000              --              --
  Purchase of Treasury Stock                                                (2,661,769)             --              --
                                                                          ------------    ------------    ------------

                                                                            96,371,013      77,925,964      50,574,126
                                                                          ------------    ------------    ------------

Net Increase (Decrease) in Cash and Cash Equivalents                        12,959,986       6,231,417      (7,877,380)

Cash and Cash Equivalents, Beginning                                        37,357,079      31,125,662      39,003,042
                                                                          ------------    ------------    ------------

Cash and Cash Equivalents, Ending                                         $ 50,317,065    $ 37,357,079    $ 31,125,662
                                                                          ============    ============    ============

The accompanying notes are an integral part of these statements.

                     COLONY BANKCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Summary of Significant Accounting Policies

Basis of Presentation

Colony Bankcorp, Inc. is a multi-bank holding company located in Fitzgerald, Georgia. The consolidated financial statements include the accounts of Colony Bankcorp, Inc. and its wholly-owned subsidiaries, Colony Bank of Fitzgerald, Fitzgerald, Georgia; Colony Bank Ashburn, Ashburn, Georgia; Colony Bank Worth, Sylvester, Georgia; Colony Bank of Dodge County, Eastman, Georgia; Colony Bank Wilcox, Rochelle, Georgia; Colony Bank Southeast, Broxton, Georgia (the Banks); and Colony Management Services, Inc., Fitzgerald, Georgia. All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of Colony Bankcorp, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

In certain instances, amounts reported in prior years' consolidated financial statements have been reclassified to conform to statement presentations selected for 2001. Such reclassifications had no effect on previously reported stockholders' equity or net income.

Description of Business

The Banks provide a full range of retail and commercial banking services for consumers and small to medium size businesses primarily in south Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network. Lending is concentrated in agricultural, commercial and real estate loans to local borrowers. The Banks have a high concentration of agricultural and real estate loans; however, these loans are well collateralized and, in management's opinion, do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Banks have a diversified loan portfolio, a substantial portion of borrowers' ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of Colony is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company's results of operations and financial condition. The operating results of Colony depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

Accounting Policies

The accounting and reporting policies of Colony Bankcorp, Inc. and its subsidiaries are in accordance with accounting principles generally accepted and conform to general practices within the banking industry. The significant accounting policies followed by Colony and the methods of applying those policies are summarized hereafter.

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards No. 115, whereby the Banks classify their securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of stockholders' equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank (FHLB) is required for every federally insured institution that utilizes its services. FHLB stock is considered restricted, as defined in Statement of Financial Accounting Standards
(SFAS) No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to this investment. The FHLB stock is reported in the financial statements at cost. Dividend income is recognized when earned.

Loans Held for Sale

Loans held for sale consist primarily of mortgage loans in the process of being sold to a third party investor and are carried at the lower of cost or fair value. The method used to determine the lower of cost or fair value is the individual loan method.

Loans

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

Impaired loans are recorded under Statement of Financial Accounting Standards
(SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogenous loans are excluded from impaired loans.

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

       Description             Life in Years                Method
--------------------------     -------------     ------------------------------

Banking Premises                  15-40          Straight-Line and Accelerated
Furniture and Equipment            5-10          Straight-Line and Accelerated

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Income Taxes

The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences related primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with effects included in the income tax provision. The Company and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other losses.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. Statement of Financial Accounting Standards 130 requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gain or loss to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133, which delays the original effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities an Amendment of FASB Statement No. 133, which addresses a limited number of issues causing implementation difficulties for certain entities that apply Statement 133. Management does not anticipate that the derivative statements will have a material effect, if any, on the financial position and results of operations of Colony.

During the second quarter of 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, Accounting for Start-up Costs. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and requires start-up costs to be expensed as incurred. The adoption of the Statement had no impact on Colony's financial position or results of operations.

On July 20, 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. These statements make significant changes to the accounting for business combinations, goodwill, and intangible assets. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations with limited exceptions for combinations initiated prior to July 1, 2001. In addition, it further clarifies the criteria for recognition of intangible assets separately from goodwill. This statement is effective for business combinations completed after June 30, 2001.

SFAS No. 142 discontinues the practice of amortizing goodwill and indefinite-lived intangible assets and initiates an annual review for impairment. Impairment would be examined more frequently if certain indicators are encountered. Intangible assets with a determinable useful life will continue to be amortized over that period. The Banks are required to adopt the provisions of SFAS No. 142 effective January 1, 2002. It is anticipated that the adoption of SFAS No. 142 will not have a material effect on the Banks' financial statements.

Restricted Stock - Unearned Compensation

In 2000, the board of directors of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares which may be subject to restricted stock awards is 44,350. During 2000 and 2001, 5,250 shares were issued under this plan consecutively. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders' equity. The cost of these shares is being amortized against earnings using the straight-line method over 3 years (the restriction period).

(2)  Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

                                                   2001          2000
                                                -----------   -----------
Cash on Hand and Cash Items                     $ 5,296,563   $ 4,845,555
Noninterest-Bearing Deposits with Other Banks    14,022,851    10,836,523
Interest-Bearing Deposits with Other Banks        9,875,114     2,912,234
                                                -----------   -----------
                                                $29,194,528   $18,594,312
                                                ===========   ===========

(3)  Investment Securities

Investment securities as of December 31, 2001 are summarized as follows:

                                                  Gross          Gross
                                  Amortized    Unrealized     Unrealized       Fair
              2001                  Cost          Gains         Losses         Value
                                 -----------   -----------   ------------   -----------
Securities Available for Sale
  U.S. Government Agencies
    Mortgage Backed              $48,064,812   $  515,335      $(171,743)   $48,408,404
    Other                          3,752,258       96,909                     3,849,167
  State, County and Municipal      5,812,174       91,166        (33,476)     5,869,864
  Corporate Obligations           17,853,228      418,306       (106,446)    18,165,088
  The Banker's Bank Stock             50,000                                     50,000
  Marketable Equity Securities     1,130,022                    (187,011)       943,011
                                 -----------   ----------      ---------    -----------
                                 $76,662,494   $1,121,716      $(498,676)   $77,285,534
                                 ===========   ==========      =========    ===========
Securities Held to Maturity
  State, County and Municipal    $   147,594   $       --      $      --    $   147,594
                                 ===========   ==========      =========    ===========

The amortized cost and fair value of investment securities as of December 31, 2001, by contractual maturity, are shown hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                   Securities
                                               ------------------------------------------------
                                                   Available for Sale       Held to Maturity
                                               -------------------------   --------------------
                                                Amortized        Fair      Amortized    Fair
                                                  Cost          Value        Cost       Value
                                               -----------   -----------   ---------   --------
Due in One Year or Less                        $ 1,266,272   $ 1,283,866
Due After One Year Through Five Years           20,929,726    21,278,684
Due After Five Years Through Ten Years           5,221,662     5,321,569
Due After Ten Years                                                        $147,594    $147,594
                                               -----------   -----------   --------    --------

                                                27,417,660    27,884,119    147,594     147,594
The Banker's Bank Stock                             50,000        50,000
Marketable Equity Securities                     1,130,022       943,011
Mortgage Backed Securities                      48,064,812    48,408,404
                                               -----------   -----------   --------    --------

                                               $76,662,494   $77,285,534   $147,594    $147,594
                                               ===========   ===========   ========    ========

Investment securities as of December 31, 2000 are summarized as follows:

                                                               Gross       Gross
                                                Amortized    Unrealized   Unrealized      Fair
                  2000                            Cost          Gains       Losses        Value
                                               -----------   ----------   ----------   -----------
Securities Available for Sale
  U.S. Government Agencies
    Mortgage Backed                            $15,112,106    $ 44,753     $ (36,255)  $15,120,604
    Other                                       35,508,778      57,154      (299,853)   35,266,079
  State, County and Municipal                    8,043,933      32,970       (56,285)    8,020,618
  Corporate Obligations                          9,007,070     206,165                   9,213,235
  The Banker's Bank Stock                           50,000                                  50,000
  Marketable Equity Securities                   1,130,022                  (188,016)      942,006
                                               -----------    --------     ---------   -----------

                                               $68,851,909    $341,042     $(580,409)  $68,612,542
                                               ===========    ========     =========   ===========
Securities Held to Maturity
  State, County and Municipal                  $   293,020    $     --     $  (2,288)  $   290,732
                                               ===========    ========     =========   ===========

Proceeds from sales of investments available for sale were $23,854,260 in 2001, $17,480,023 in 2000, and $2,376,183 in 1999. Gross realized gains totaled $420,738, $336 and $2,720 in 2001, 2000 and 1999, respectively. Gross realized losses totaled $33,409 in 2001, $494,679 in 2000 and $4,835 in 1999.

Investment securities having a carrying value approximating $40,711,206 and $32,657,900 as of December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes.

(4)  Loans

The composition of loans as of December 31 are:

                                             2001           2000
                                         ------------   ------------

Commercial, Financial and Agricultural   $ 65,004,152   $ 77,447,854
Real Estate-Construction                    7,988,232      5,960,659
Real Estate-Farmland                       28,130,200     23,411,176
Real Estate-Other                         277,146,086    207,395,518
Installment Loans to Individuals           64,884,374     59,862,199
All Other Loans                            12,902,511     13,929,424
                                         ------------   ------------
                                         $456,055,555   $388,006,830
                                         ============   ============

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $8,205,350 and $5,164,263 as of December 31, 2001 and 2000,
respectively. Foregone interest on nonaccrual loans approximated $585,000 in 2001, $575,000 in 2000 and $524,000 in 1999.

Colony Bankcorp, Inc. recognizes impaired loans as nonaccrual loans delinquent in excess of 90 days for which collateral values are insufficient to recover outstanding principal and interest under original loan terms. Impaired loan data as of December 31 and for the years then ended follows:

                                            2001        2000
                                          --------    --------

Total Investment in Impaired Loans        $ 69,321    $490,987

Less Allowance for Impaired Loan Losses    (15,944)    (73,651)
                                          --------    --------

Net Investment, December 31               $ 53,377    $417,336
                                          ========    ========

Average Investment during the Year        $ 63,183    $688,924
                                          ========    ========

Income Recognized during the Year         $    323    $ 57,147
                                          ========    ========

Income Collected during the Year          $    323    $ 57,147
                                          ========    ========

(5)  Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

                                                2001           2000           1999
                                            -----------    -----------    -----------
Balance, Beginning                          $ 5,661,315    $ 4,682,024    $ 4,726,161

  Provision Charged to Operating Expenses     1,853,500      2,279,810      1,166,000
  Loans Charged Off                          (1,675,902)    (1,541,952)    (1,639,943)
  Loan Recoveries                               319,928        241,433        429,806
                                            -----------    -----------    -----------

Balance, Ending                             $ 6,158,841    $ 5,661,315    $ 4,682,024
                                            ===========    ===========    ===========

The allowances for loan losses presented above include allowances for impaired loan losses. Transactions in the allowance for impaired loan losses during 2001, 2000 and 1999 were as follows:

                                              2001        2000         1999
                                            --------    ---------    ---------

Balance, Beginning                          $ 73,651    $ 106,321    $ 374,675

  Provision Charged to Operating Expenses    (62,123)     150,679     (144,862)
  Loans Charged Off                          (28,023)    (218,145)    (123,492)
  Loan Recoveries                             32,439       34,796           --
                                            --------    ---------    ---------

Balance, Ending                             $ 15,944    $  73,651    $ 106,321
                                            ========    =========    =========

(6)  Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

                                        2001          2000
                                    -----------    -----------

Land                                $ 2,019,042    $ 1,769,274
Building                             11,969,583     11,013,457
Furniture, Fixtures and Equipment     8,616,795      8,770,606
Leasehold Improvements                  267,434        262,344
Construction in Progress                168,129         47,920
                                    -----------    -----------

                                     23,040,983     21,863,601
Accumulated Depreciation             (8,415,725)    (7,816,332)
                                    -----------    -----------

                                    $14,625,258    $14,047,269
                                    ===========    ===========

Depreciation charged to operations totaled $1,400,584 in 2001, $1,280,312 in 2000 and $1,168,173 in 1999.

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $164,800 for 2001, $153,500 for 2000 and $137,600 for 1999.

Future minimum rental payments as of December 31, 2001 are as follows:

Year Ending
December 31     Amount
-----------    -------

    2002       $45,471
    2003        20,281
    2004        12,363
    2005         5,072
    2006         4,232
               -------

               $87,419
               =======

(7)  Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

                                            2001          2000          1999
                                         ----------    ----------    ----------

Current Federal Expense                  $2,545,795    $2,484,106    $2,090,601
Deferred Federal Benefit                   (322,733)     (396,917)     (211,637)
                                         ----------    ----------    ----------

Federal Income Tax Expense                2,223,062     2,087,189     1,878,964
Current State Income Tax Expense            221,081       100,000        23,500
                                         ----------    ----------    ----------

                                         $2,444,143    $2,187,189    $1,902,464
                                         ==========    ==========    ==========

The federal income tax expense of $2,223,062 in 2001, $2,087,189 in 2000 and $1,878,964 in 1999 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                            2001          2000          1999
                                         ----------    ----------    ----------

Statutory Federal Income Taxes           $2,485,604    $2,278,018    $2,068,112
  Tax-Exempt Interest                      (183,792)     (172,891)     (187,304)
  Interest Expense Disallowance              34,291        33,662        34,023
  Premiums on Officers' Life Insurance      (24,964)      (18,489)      (20,904)
  Meal and Entertainment Disallowance         6,569         4,619         4,591
  State Income Taxes                        (60,677)      (47,938)      (22,311)
  Other                                     (33,969)       10,208         2,757
                                         ----------    ----------    ----------

Actual Federal Income Taxes              $2,223,062    $2,087,189    $1,878,964
                                         ==========    ==========    ==========

Deferred taxes in the accompanying balance sheets as of December 31 include the following:

                                     2001           2000
                                  ----------     ----------
Deferred Tax Assets
  Allowance for Loan Losses       $1,634,435     $1,333,833
  Deferred Compensation              244,244        233,712
  Other Real Estate                   10,560             --
  Other                               30,926          7,816
                                  ----------     ----------

                                   1,920,165      1,575,361
Deferred Tax Liabilities
  Premises and Equipment            (307,856)      (285,785)
                                  ----------     ----------

                                   1,612,309      1,289,576
Deferred Tax Asset on
  Unrealized Securities Losses      (275,401)        17,456
                                  ----------     ----------

Net Deferred Tax Assets           $1,336,908     $1,307,032
                                  ==========     ==========

(8)  Deposits

Components of interest-bearing deposits as of December 31 are as follows:

                                    2001           2000
                                ------------   ------------

Interest-Bearing Demand         $104,216,698   $ 72,833,119
Savings                           19,404,425     13,072,303
Time, $100,000 and Over          111,529,860    111,874,988
Other Time                       246,899,507    213,582,987
                                ------------   ------------

                                $482,050,490   $411,363,397
                                ============   ============

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $101,266,500 and $99,262,800 as of December 31, 2001 and 2000, respectively.

As of December 31, 2001, the scheduled maturities of certificates of deposit are as follows:

     Year                 Amount
-------------------    ------------

       2002            $302,589,113
       2003              40,476,744
       2004               4,606,989
       2005               8,806,836
2006 and Thereafter       1,949,685
                       ------------

                       $358,429,367
                       ============

(9)  Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

                                     2001          2000
                                  -----------   -----------

Federal Home Loan Bank Advances   $41,300,000   $23,800,000
First Port City Note Payable          577,970       674,290
The Banker's Bank Note Payable        386,600       611,429
First Port City Line of Credit      4,664,296            --
                                  -----------   -----------

                                  $46,928,866   $25,085,719
                                  ===========   ===========

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2002 to 2011 and interest rates ranging from 2.09 percent to 6.98 percent. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans and cash balances held by the FHLB are pledged as collateral for the FHLB advances outstanding. At December 31, 2001, the Company had available line of credit commitments totaling $50,774,803, of which $9,474,803 was available.

First Port City note payable was renewed on January 29, 2000 for $674,920. Annual principal payments of $96,320 are due with interest paid quarterly at the Wall Street Prime minus one half percent. The debt is secured by commercial real estate in downtown Fitzgerald, which includes the parent company's facilities. Any unpaid balance is due January 29, 2003.

The Banker's Bank note payable was renewed on October 23, 2000 for $625,000 at a rate of the Wall Street Prime minus one half percent. Payments are due monthly with the entire unpaid balance due October 23, 2003. The debt is secured by all furniture, fixtures, machinery, equipment and software of Colony Management Services, Inc. Colony Bankcorp, Inc. guarantees the debt.

Advances under the line of credit with First Port City have an interest rate of the Wall Street Prime. Interest payments are due quarterly with the principal balance due on June 30, 2002. All of the outstanding stock of Colony Bank of Fitzgerald is pledged as collateral for the line of credit. At December 31, 2001, the Company had a line of credit commitment totaling $5,500,000, of which $835,704 was available.

The aggregate stated maturities of other borrowed money at December 31, 2001 are as follows:

       Year               Amount
-------------------    -----------

       2002            $17,294,027
       2003              7,134,839
       2004              3,000,000
       2005                     --
2006 and Thereafter     19,500,000
                       -----------

                       $46,928,866
                       ===========

(10) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements. It is the Company's policy to make contributions to the plan as approved annually by the board of directors. The total provision for contributions to the plan was $383,688 for 2001, $369,334 for 2000 and $328,256 for 1999.

(11) Commitments and Contingencies

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. Commitments under standby letters of credit to U.S. addressees approximated $1,426,000 as of December 31, 2001 and $1,770,000 as of December 31, 2000.
Unfulfilled loan commitments as of December 31, 2001 and 2000 approximated $46,871,000 and $40,495,000, respectively. No losses are anticipated as a result of commitments and contingencies.

Colony Bank of Fitzgerald is currently constructing a new branch to be located in the Warner Robins/Houston County market. The total estimated cost to complete construction and furnish the facility is $1,200,000. At December 31, 2001, the bank had paid approximately $168,000 of the total estimated cost.

(12) Deferred Compensation Plan

The Banks have deferred compensation plans covering directors choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Banks are committed to pay the directors deferred compensation over a period of 10 years, beginning at age 65. In the event of a director's death before age 65, payments are made to the director's named beneficiary over a period of 10 years, beginning on the first day of the month following the death of the director.

Liabilities accrued under the plan totaled $719,265 and $688,286 as of December 31, 2001 and 2000, respectively. Benefit payments under the contracts were $67,080 in 2001 and $68,378 in 2000. Provisions charged to operations totaled $98,059 in 2001, $103,091 in 2000 and $105,965 in 1999.

(13) Interest Income and Expense

Interest income of $388,849, $362,441 and $430,435 from state, county and municipal bonds was exempt from regular income taxes in 2001, 2000 and 1999, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $6,733,334, $6,314,057 and $4,756,433 for the years ended December 31, 2001, 2000 and 1999, respectively.

(14) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

                       2001          2000          1999
                   -----------   -----------   -----------

Interest Expense   $25,849,826   $21,795,255   $16,882,943
                   ===========   ===========   ===========

Income Taxes       $ 2,794,974   $ 2,351,106   $ 1,800,000
                   ===========   ===========   ===========

Noncash financing and investing activities for the years ended December 31 are as follows:

                                            2001        2000        1999
                                         ----------   --------   -----------
Acquisitions of Real Estate
  Through Loan Foreclosures              $1,572,349   $567,006   $ 1,431,704
                                         ==========   ========   ===========

Stock Split Effected as Stock Dividend   $       --   $     --   $ 2,217,513
                                         ==========   ========   ===========

Change in Par Value of Common Stock      $       --   $     --   $19,957,617
                                         ==========   ========   ===========

Acquisitions, Net of Cash Acquired:
  Cash Paid, Net                         $       --   $111,687   $        --
  Liabilities                                    --    458,273            --
                                         ----------   --------   -----------

  Fair Value of Assets Acquired          $       --   $569,960   $        --
                                         ==========   ========   ===========

(15) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $11,166,579 as of December 31, 2001 and $12,958,586 as of December 31, 2000. All
such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

                                                2001           2000
                                             -----------    -----------

Balance, Beginning                           $12,958,586    $ 8,288,667
  New Loans                                    7,675,615     13,255,629
  Repayments                                  (7,134,255)    (8,641,825)
  Transactions Due to Changes in Directors    (2,333,367)        56,115
                                             -----------    -----------

Balance, Ending                              $11,166,579    $12,958,586
                                             ===========    ===========

(16) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiaries' financial instruments are detailed hereafter. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

     Cash and Short-Term Investments - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

     Investment Securities - Fair values for investment securities are based on quoted market prices.

     Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Standby Letters of Credit and Commitments to Extend Credit - Because standby letters of credit and commitments to extend credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                                    2001                    2000
                                             ---------------------   ---------------------
                                             Carrying   Estimated    Carrying   Estimated
                                              Amount    Fair Value    Amount    Fair Value
                                             --------   ----------   --------   ----------

                                                            (in Thousands)
Assets
  Cash and Short-Term Investments            $ 60,192    $ 60,192    $ 40,269    $ 40,269
  Investment Securities Available for Sale     77,286      77,286      68,613      68,613
  Investment Securities Held to Maturity          148         148         293         291
  Federal Home Loan Bank Stock                  2,214       2,214       1,610       1,610
  Loans                                       456,056     465,219     388,007     386,591
  Loans Held for Sale                           3,865       3,865       1,513       1,513

Liabilities
  Deposits                                    528,017     536,397     450,012     451,823
  Borrowed Money                               46,929      53,042      25,086      24,668

Unrecognized Financial Instruments
  Standby Letters of Credit                        --       1,426          --       1,770
  Commitments to Extend Credit                     --      46,871          --      40,495

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(17) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiaries for payment in 2002 without prior approval from the banking regulatory agencies approximates $2,433,000. Upon approval by regulatory authorities, the banks may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2001, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.

                                                                            To Be Well
                                                                         Capitalized Under
                                                      For Capital        Prompt Corrective
                                  Actual           Adequacy Purposes     Action Provisions
                            -------------------   -------------------   -------------------
                              Amount      Ratio     Amount      Ratio      Amount     Ratio
                            -----------   -----   -----------   -----   -----------   -----
As of December 31, 2001

Total Capital
  to Risk-Weighted Assets   $47,061,164    9.78%  $38,495,840   8.00%   $48,119,800   10.00%
Tier I Capital
  to Risk-Weighted Assets    41,050,648    8.53    19,247,920   4.00     28,871,880    6.00
Tier I Capital
  to Average Assets          41,050,648    6.80    24,147,440   4.00     30,184,300    5.00

As of December 31, 2000

Total Capital
  to Risk-Weighted Assets   $44,990,413   10.88%  $33,068,040   8.00%   $41,335,050   10.00%
Tier I Capital
  to Risk-Weighted Assets    39,817,428    9.63    16,534,020   4.00     24,801,030    6.00
Tier I Capital
  to Average Assets          39,817,428    7.80    20,397,120   4.00     25,496,400    5.00

(18) Business Combination

On March 2, 2000, Colony Bank Ashburn purchased the common stock of Georgia First Mortgage Company in a business combination accounted for as a purchase. The purchase price of $346,725 was the fair value of the net assets of Georgia First Mortgage at the date of purchase. Georgia First Mortgage is primarily engaged in residential real estate mortgage lending in the state of Georgia. Georgia First Mortgage had a net loss of ($48,453) from March 3, 2000 through December 31, 2000 which is included in the consolidated 2000 financial statements.

(19) Pending Acquisition

Colony Bankcorp, Inc. has entered into a definitive agreement to acquire the outstanding shares of Quitman Bancorp, Inc. located in Quitman (Brooks County), Georgia. Consummation is expected to occur in March 2002. The acquisition will be a cash and stock exchange for all of the outstanding stock of Quitman Bancorp, Inc. and will be accounted for as a purchase. Quitman Bancorp is a unitary thrift holding company that operates one subsidiary, Quitman Federal Savings Bank. As of Quitman's fiscal year end of September 30, 2001, the Savings Bank had assets and deposits approximating $65 million and $55 million, respectively. The acquisition is subject to stockholder and regulatory approvals.

(20) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company's balance sheets as of December 31, 2001 and 2000 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:

                       COLONY BANKCORP, INC. (PARENT ONLY)
                                 BALANCE SHEETS
                                   DECEMBER 31

                                                                2001           2000
                                                             -----------   -----------
                                      ASSETS

Cash                                                         $    62,920   $     3,718
Investment in Subsidiaries, at Equity                         46,156,329    39,875,534
Other                                                          1,339,312     1,354,047
                                                             -----------   -----------
Total Assets                                                 $47,558,561   $41,233,299
                                                             ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Dividends Payable                                          $   254,441   $   266,417
  Notes and Debentures Payable                                 5,242,266       674,290
  Other                                                           91,051        82,459
                                                             -----------   -----------
                                                               5,587,758     1,023,166
                                                             -----------   -----------

Stockholders' Equity
  Common Stock, Par Value $1 a Share; Authorized
    20,000,000 Shares, Issued 4,445,526 and 4,440,276
    Shares as of December 31, 2001 and 2000, Respectively      4,445,526     4,440,276
  Paid-In Capital                                             21,650,203    21,602,953
  Retained Earnings                                           18,247,876    14,436,056
  Restricted Stock - Unearned Compensation                       (58,625)      (47,250)
  Accumulated Other Comprehensive Income, Net of Tax             347,592      (221,902)
                                                             -----------   -----------
                                                              44,632,572    40,210,133
  Less Treasury Stock (204,838 Shares), at Cost               (2,661,769)           --
                                                             -----------   -----------
                                                              41,970,803    40,210,133
                                                             -----------   -----------
Total Liabilities and Stockholders' Equity                   $47,558,561   $41,233,299
                                                             ===========   ===========

                       COLONY BANKCORP, INC. (PARENT ONLY)
                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                         FOR THE YEARS ENDED DECEMBER 31

                                                          2001         2000          1999
                                                       ----------   ----------   -----------
Income
  Dividends from Subsidiaries                          $1,800,000   $1,956,250   $ 1,500,000
  Other                                                    67,330       70,423        88,501
                                                       ----------   ----------   -----------
                                                        1,867,330    2,026,673     1,588,501
                                                       ----------   ----------   -----------

Expenses
  Interest                                                 61,358       59,295        74,668
  Amortization                                             17,951       17,951        17,951
  Other                                                   956,354      813,804       742,622
                                                       ----------   ----------   -----------
                                                        1,035,663      891,050       835,241
                                                       ----------   ----------   -----------

Income Before Taxes and Equity in
  Undistributed Earnings of Subsidiaries                  831,667    1,135,623       753,260

    Income Tax Benefits                                   323,487      274,007       234,576
                                                       ----------   ----------   -----------

Income Before Equity in Undistributed
  Earnings of Subsidiaries                              1,155,154    1,409,630       987,836

    Equity in Undistributed Earnings of Subsidiaries    3,711,302    3,103,235     3,192,381
                                                       ----------   ----------   -----------
Net Income                                              4,866,456    4,512,865     4,180,217
                                                       ----------   ----------   -----------

Other Comprehensive Income, Net of Tax
  Gains (Losses) on Securities
    Arising During the Year                               825,131    1,180,392    (1,646,355)
  Reclassification Adjustment                            (255,637)     326,266         1,396
                                                       ----------   ----------   -----------
  Unrealized Gains (Losses) in Securities                 569,494    1,506,658    (1,644,959)
                                                       ----------   ----------   -----------
Comprehensive Income                                   $5,435,950   $6,019,523   $ 2,535,258
                                                       ==========   ==========   ===========

                       COLONY BANKCORP, INC. (PARENT ONLY)
                            STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31

                                                            2001          2000           1999
                                                         -----------   -----------   -----------
Cash Flows from Operating Activities
  Net Income                                             $ 4,866,456   $ 4,512,865   $ 4,180,217
  Adjustments to Reconcile Net Income to Net Cash
    Provided from Operating Activities
      Depreciation and Amortization                          130,267       114,133        87,349
      Equity in Undistributed Earnings of Subsidiaries    (3,711,302)   (3,103,235)   (3,192,381)
      Other                                                  (43,030)      (11,283)       56,858
                                                         -----------   -----------   -----------
                                                           1,242,391     1,512,480     1,132,043
                                                         -----------   -----------   -----------
Cash Flows from Investing Activities
  Capital Infusion in Subsidiary                          (2,000,000)   (1,000,000)           --
  Purchases of Premises and Equipment                        (23,585)       (1,200)      (56,062)
  Proceeds from Sale of Premises and Equipment                   800            --            --
                                                         -----------   -----------   -----------
                                                          (2,022,785)   (1,001,200)      (56,062)
                                                         -----------   -----------   -----------
Cash Flows from Financing Activities
  Dividends Paid                                          (1,066,611)     (754,634)     (576,556)
  Principal Payments on Notes and Debentures                 (96,320)           --      (363,187)
  Proceeds from Notes and Debentures                       4,664,296            50            --
  Purchase of Treasury Stock                              (2,661,769)
                                                         -----------   -----------   -----------
                                                             839,596      (754,584)     (939,743)
                                                         -----------   -----------   -----------

Increase (Decrease) in Cash                                   59,202      (243,304)      136,238

Cash, Beginning                                                3,718       247,022       110,784
                                                         -----------   -----------   -----------
Cash, Ending                                             $    62,920   $     3,718   $   247,022
                                                         ===========   ===========   ===========

(21) Common Stock Split

On February 16, 1999, a 100 percent stock split effected on March 31, 1999 in the form of a dividend was approved by the board. Weighted average shares and per share data for all periods presented in the accompanying consolidated financial statements and related notes have been restated to reflect the additional shares outstanding resulting from the stock split.

(22) Legal Contingencies

In the ordinary course of business, there are various legal proceedings pending against Colony and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on Colony's consolidated financial position.